Personal & Confidential	Exhibit 10.4

March 27, 2009

To:    Name, KEIP Participant

From:    Manager—name

Subject:    KEY EXECUTIVE INCENTIVE PLAN

Dear Name:

The Boards of Directors of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”), upon the recommendation of the Compensation and Human Resources Committee of the Boards, has recently approved the Nortel Networks Corporation Key Executive Incentive Plan (the “Plan”), which accompanies this letter (the “Plan Document”). The opportunity to participate in the Plan is available to a limited group of executives in recognition of the critical role they will play in achieving milestones important to a successful reorganization pursuant to proceedings under the Companies’ Creditors Arrangement Act (Canada) and the U.S. Bankruptcy Code (collectively, the “Proceedings”).

I am pleased to inform you that you have been identified as a key executive with the opportunity to participate in the Plan subject to its terms and conditions. Upon your participation in the Plan (“KEIP Participant”), you will be eligible to receive a bonus (the “Bonus”) in the aggregate amount of $ x,xxx,xxx USD1. The Bonus will vest in increments (the “Bonus Awards”) of 25%, 25% and 50% of the aggregate amount upon the date of achievement of the First Milestone, Second Milestone and Third Milestone, respectively, as those milestones are defined in Section IV(d) of the Plan Document, provided that you are actively employed on the relevant vesting date.2 The impact of a KEIP Participant’s employment termination, leave of absence or death on Bonus Awards is addressed in Section VI of the Plan Document. Each Bonus Award that vests under the Plan will be made to a KEIP Participant by his or her employer in a lump sum cash payment, less applicable taxes and standard withholdings and deductions, as soon as practicable after the relevant vesting date, subject to the provisions of Section VI(f) and IX(b) of the Plan Document. The Plan expires on July 14, 2010 and no payments will be made with respect to unvested Bonus Awards as of that expiration date. The Plan and your participation in the Plan is not a promise of employment for any particular period and does not change your employment status, if applicable, as an at will employee.

The Bonus is in addition to any bonus or incentive compensation for which you may be eligible under the Annual Incentive Plan or Global Sales Incentive Compensation Plan, as applicable. However, as a condition of participation in the Plan, you must waive any payments or benefits for which you are eligible under the Nortel Networks Corporation Change in Control Plan, other change in control arrangements or any other retention plan or arrangement with the Company, as defined in the Plan Document, as of March 6, 2009, the Plan effective date (the “Effective Date”), and agree that you will not file or make any claim with respect to those payments or benefits under the Proceedings or otherwise.

1  This amount is stated in the currency of the payroll from which your base salary is paid as of March 21, 2009 (the “Original Currency”).

2  If the currency of the payroll from which your base salary is paid changes after March 21, 2009, due to your relocation or any other reason, any Bonus Awards for which you are eligible after that change will be paid in the currency of the payroll from which your base salary is paid as of such Bonus Award payment date and in an amount equal to the value of the applicable Bonus Award in the Original Currency.

Although Nortel’s intention to implement the Plan has been announced publicly and some aspects of the Plan have been or will be disclosed in documents filed in the Proceedings and elsewhere, your participation in the Plan and the amount of your Bonus and Bonus Awards are confidential and you are required to treat them as such as set out in Section X of the Plan Document.

We eagerly anticipate your continued contributions to Nortel as a KEIP Participant. In order to signify your acceptance of the terms and conditions of participation in the Plan, you must (i) sign and print your name and date this letter (the “Bonus Letter”) in the spaces provided below following the “Acknowledgement and Waiver” section and (ii) scan and email or fax this Bonus Letter to johnsha@nortel.com or 905-863-7011(ESN 333), respectively, by no later than Friday April 17, 2009. You will not be a KEIP Participant unless and until you return this signed and dated Bonus Letter without modification as specified above. You should retain a copy of the Bonus Letter and Plan Document. If you have any questions, you can contact John Shaughnessy at 905-863-1965(ESN333).

Sincerely,

Manager—name

Manager—title

ACKNOWLEDGEMENT AND WAIVER

I acknowledge that I have (i) received the Plan Document, (ii) had sufficient time to review and consider this Bonus Letter and the Plan Document and (iii) read, understood and agreed to the terms of this Bonus Letter and the Plan Document. I agree that, if there is any difference between the Plan Document (as it may be amended or modified under its terms) and the summary of the terms and conditions of the Plan set out above in this Bonus Letter or in any other written or verbal communication related to the Plan, the terms and conditions as set out in the Plan Document will govern. I further agree that, in consideration of my participation in the Plan, I hereby (x) waive and release any payments or benefits for which I may be eligible under the Nortel Networks Corporation Change in Control Plan, other change in control arrangements or any other retention plan or arrangement with the Company as of the Effective Date and (y) agree that I will not file or make any claim for any such payments or benefits under the Proceedings or otherwise.

KEIP Participant signature	Date

Printed First and Last Name

Nortel Networks Corporation Key Executive Incentive Plan

Named Executive Officer Maximum Payout Range

The estimated maximum payout under the Nortel Networks Corporation Key Executive Incentive Plan for the named executive officers* listed below ranges from US$695,456 – $1,211,315**.

Named Executive Officer*	Office and Position Currently Held
Paviter Binning	Executive Vice-President, Chief Financial Officer and Chief Restructuring Officer
Dennis Carey	Executive Vice-President, Corporate Operations
Steven Bandrowczak	Vice-President, Enterprise Sales
Richard Lowe	President, Carrier Networks

*	Mike Zafirovski, President and Chief Executive Officer, is not currently a participant in the Nortel Networks Corporation Key Executive Incentive Plan.

**	Amounts have been converted to US dollars as applicable using the March 2009 12 month average exchange rate of US$1.00 = CAD$1.1277.